Exhibit 10.14

[date of gazette – 12 May 2010]

Order of the Secretary for Transport and Public Works No. 27/2010

Using the power conferred by article 64 of the Macau Basic Law and in accordance with subparagraph c) of paragraph 1 of article 29, articles 49 and following and subparagraph a) of paragraph 1 of article 57, all of Law No. 6/80/ M, of 5 July, the Secretary for Transport and Public Works orders:

1. It is granted, by lease and without public tender, under the terms and conditions of the contract attached, which is an integral part of this order, the land, with an area of 150 134 m2, located in the reclaimed area between Taipa and Coloane islands (Cotai), east of the Estrada do Istmo, known as lot «5», «6» and Tropical Garden, to be developed with the construction of a hotel complex, a hotel-apartment and a conventions’ center.

2. This order comes into force immediately.

5 May 2010.

The Secretary for Transport and Public Works, Lau Si Io.

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Office of the Secretary for Transport and Public Works, on 5 May 2010. – The acting Head of the Office, Cheong Pui I.

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ATTACHMENT

(File no. 6457. 01 of the Land, Public Works and Transport Bureau and File no. 53/2009 of the Land

Commission)

Contract agreed between:

The Macau Special Administrative Region, as the first party;

The company Venetian Orient Limited, as the second party; and

The company Venetian Macau Limited, as the third party.

Considering that:

1. On 27 September 2004 the company «Venetian Macau Limited», limited company with registered office in Macau, at Estrada da Baía de Nossa Senhora da Esperança, The Venetian Macao Resort Hotel, Executive Offices-L2, Taipa, registered in the Commercial and Moveable Property Registry under no. 15 702 SO, sub-concessionaire for the operation of games of chance or other casino games in the Macau Special Administrative Region (MSAR), submitted to the government the designated «Development Plan of the Central Area of COTAI» (DPCAC).

2. The aforementioned plan is part of the strategy defined by the sub-concessionaire to create and develop in the area of the landfill between Taipa and Coloane islands (COTAI) an integrated entertainment center, gaming and business tourism, urbanistically articulated and with quality, capable of competing with future investments of the same kind in other countries or regions in Southeast Asia, as well as attracting potential investors to the services sector and generate sufficient critical mass in providing hotel accommodation.

3. Following that plan, the said company requested, on 11 August 2005, the grant by lease and without public tender, of lots 5, 6 and Tropical Garden, for a phased development with the construction of hotels, casinos, shopping areas, entertainment areas, conventions center, parking and garden areas (non ædificandi areas), with conditioned and/or limited public access, attaching to that effect a preliminary study of the project.

4. This preliminary study has been examined by DSSOPT and the Office for Infrastructure Development (GDI), the Civil Aviation Authority (CAA) and the Macau Government Tourist Office (MGTO), which took, generally, a favorable position, making some observations and recommendations on technical aspects relating to the land boundaries, infrastructure, accessibility, altimetry quota and conditions for the safety of air navigation.

5. In the light of these technical opinions, DSSOPT informed the applicant that the [preliminary] study had conditions to become viable. Therefore, the applicant submitted, on 31 March 2006, an architectural draft, which introduced some modifications to the preliminary study in relation with global gross construction areas, adding the apartment-hotel purpose, which was deemed approvable, subject to the opinions that would be issued by the competent government authorities, in accordance with the order of the director of DSSOPT dated 17 May 2006.

6. Furthermore, it was deemed approvable with conditions, by order of the acting director of the said Bureau, dated 11 August 2006, the architectural project submitted on 22 June 2006.

7. Following the aforesaid order, Venetian Macau Limited submitted on 20 November 2006 an updated version of the architectural project that was also deemed approvable, subject to the fulfillment of the opinions issued by the MGTO and the Fire Department (FD) by order of the director of DSSOPT dated 7 March 2007.

8. Meanwhile, licenses for polling, excavation and leveling, soil consolidation, solid foundation and bottom slab, and foundations works have been issued.

9. With regard to the concession’s procedures, a preliminary draft of the contract was drawn up, but had no follow-up since the submission of a new architectural project was being awaited.

10. Indeed, on 19 September 2007 the referred company submitted to DSSOPT another alteration architectural project which introduced significant changes in the gross construction areas of the intended uses.

11. After obtaining the technical opinions of the competent authorities, the project was then deemed approvable, subject to compliance with technical requirements, by order of the director of DSSOPT dated 22 July 2009.

12. Meanwhile, construction works continued and, on 4 May 2007, it was issued the construction works license for the superstructure of the hotel complex.

13. The construction works was suddenly suspended in September 2008 due to financial difficulties of the applicant caused by the global economic and financial crisis.

14. In this intermediate time, it was submitted on 11 March 2008 an application requesting the replacement of the company Venetian Macau Limited as applicant of the concession by the company Venetian Orient Limited, with registered office in Macau, at Estrada da Baía de Nossa Senhora da Esperança, The Venetian Macao Resort Hotel, Executive Offices-L2, Taipa, registered in the Commercial and Moveable Property Registry under no. 23490 SO, in which the former company is a majority shareholder.

15. The applicants based their application on the fact that, by imposition of article 10 of Law No. 16/2001, reiterated by paragraph 1 of the 14th clause of the Sub-concession Contract for the Operation of Games of Chance or Other Casino Games, between Galaxy Casino, S.A., as concessionaire for the operation of games of chance or other casino games, and Venetian Macau Limited, the latter company may not engage in any other activity other than to operate casinos and gaming areas, since its sole object is the installation, operation and management of the said activity and because the 39th clause of the said contract provides that the investments that it became obliged to could be undertaken indirectly, by entities of its corporate group.

16. Moreover, given the size of the project and the different stages of its development, its implementation by Venetian Orient Limited allows for the streamlining of its management, with an appropriate cost allocation and softening the complexity of the management of the projects.

17. The applicants also assert that the games of chance that will be installed in the areas for such purpose in the project which will be built will be operated by Venetian Macau Limited.

18. In line with the importance of the development plan proposed by the applicant for the socio-economic development of the MSAR, namely that of creating in the Cotai area an integrated entertainment and gaming center of high quality, capable of competing with other similar developments that may arise in Southeast Asian countries, as well as taking into account the authorizations granted by the Government to the development of the construction works and the amount invested by the applicant with them, only using self-financing since to date it could not mortgage the right resulting from the concession, and taking into account also the intention of the applicant to resume the works, which will create jobs in the construction sector, DSSOPT issued favorable opinions to the approval of the concession and to the approval of the replacement of the applicant in the concession procedure and defined the conditions of the concession.

19. His Excellency the Chief Executive agreed with DSSOPT’s proposal, by order of 3 September 2009.

20. In these circumstances, the applicant was sent a draft contract which was expressly accepted on 30 September 2009.

21. At the request of DSSOPT the applicant submitted on 25 September the study of economic and financial viability of the development, and the opinion issued on the same concluded that the net present value (PNV) is positive, which means that the project has a positive yield.

22. The land which is object of the concession, with an area of 150 134 m2, is demarcated and designated with the letters “A1”, “A2”, “B1”, “B2” and “C”, with areas respectively of 52 779 m2, 52 779 m2, 26 826 m2, 14 150 m2 and 3 600 m2, in the plan no. 6 124/2003, issued by the Cartography and Cadaster Bureau (DSCC) on 17 December 2008.

23. The parcels of land designated with the letters “C”, “B1” and “B2” in the said plan, with a total area of 44 576 m2, represent the area for the Tropical Garden, which shall be freely accessible by the public and under the management, operation and maintenance of the company Venetian Orient Limited. The parcel of land marked with the letter “C” corresponds to the public street called VU 4.2, located under the Tropical Garden, with an altimetry quota less than 9.8 meters MSL (Mean Sea Level) and subject to a public easement.

24. The process followed its normal course and was sent to the Land Commission which, on a meeting held on 29 October 2009, issued a favorable opinion to the approval of the application.

25. The opinion of the Land Commission was approved by order of His Excellency the Chief Executive of 6 November 2009.

26. Under the terms and for the purposes set out in article 125 of Law No. 6/80/M, of 5 July, the conditions of the contract completed by this order were notified to the applicants, and were expressly accepted by a declaration submitted on 16 November 2009, signed by António Ferreira, married, born in China, of Chinese nationality, with professional address in Macau, Estrada da Baía de Nossa Senhora da Esperança, The Venetian Macao Resort Hotel, Executive Offices-L2, Taipa, as managing director and on behalf of the company Venetian Macau Limited, and a declaration submitted on the same day and signed by Luís Mesquita de Melo, married, born in Portugal, a Portuguese national, with professional address in the aforementioned address, as director of and on behalf of the Company Venetian Orient Limited, capacities and powers to act verified by the private notary Diamantino de Oliveira Ferreira, as formally certified in those declarations.

27. The installment of the premium mentioned in paragraph 1) of the ninth clause of the contract was paid on 16 November 2009, at the Tax Office of Macau (receipt no. 86 711) through the form no. 2009-77-903281-1 issued by DSSOPT on 10 November 2009, a copy of which was filed with Land Commission.